Karat Packaging Reports Third Quarter 2026 Financial Results

— Continued Strengthening of Pipeline and Solid Topline Growth —

CHINO, Calif., November 5, 2026 – Karat Packaging Inc. (Nasdaq: KRT) ("Karat Packaging" or the "Company"), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its third quarter ended September 30, 2026.

Third Quarter 2026 Highlights

•Quarterly net sales of $134.7 million, up 8.2 percent, from $124.5 million in the prior-year quarter.
•Gross profit of $45.1 million, up 5.2 percent, from $42.9 million in the prior-year quarter.
•Gross margin of 33.5 percent, compared with 34.5 percent in the prior-year quarter.
•Net income of $4.7 million, compared with $7.6 million in the prior-year quarter.
•Net income margin of 3.5 percent versus 6.1 percent in the prior-year quarter.
•Adjusted EBITDA of $8.9 million versus $13.1 million in the prior-year quarter.
•Adjusted EBITDA margin of 6.6 percent versus 10.5 percent in the prior-year quarter.

Guidance

•Net sales for the 2026 fourth quarter expected to increase by 9 to 11 percent from the prior-year quarter.
•Gross margin for the 2026 fourth quarter expected to be between 33 to 35 percent.
•Adjusted EBITDA margin for the 2026 fourth quarter expected to be in the high-single digits.
•Net sales for full-year 2026 expected to increase by 9 to 11 percent from the prior year.
•Gross margin for full-year 2026 expected to be between 39 and 41 percent, including IEEPA tariff refunds recorded during the first half of 2026.
•Adjusted EBITDA margin for full-year 2026 expected to be approximately mid-teens, including IEEPA tariff refunds recorded during the first half of 2026.

“We delivered solid top-line growth in the third quarter, with sales increasing 8.2 percent, and we saw continued strong momentum in our e-commerce business, where online sales grew nearly 38 percent over the prior-year quarter,” said Alan Yu, Chief Executive Officer. “While increased import as well as domestic shipping costs and elevated resin prices pressured margin and contributed to results below our expectations, we remain encouraged by the strength of our sales performance, especially the continued momentum in our e-commerce business expansion.”

“With continued success in new account wins and the strength in our pipeline, we remain confident in our long-term growth prospects. In October, we began shipping select products to the four new chain accounts secured in the second quarter. More notably, we successfully built on the relationships we started with these customers and won additional new business with them across multiple product lines in the third quarter, with shipments expected to commence in early 2027. In addition, we gained four additional chain accounts in the third quarter, with shipments expected to commence in the first half of 2027. These wins further broaden our distribution footprint and strengthen confidence in our expansion strategy.

“Against a backdrop of elevated oil prices and ocean freight costs, we continue to realign Karat’s global supply chain and diversify sourcing toward markets with more favorable trade conditions and freight costs, including Indonesia, Malaysia and South America. We are also implementing price increases on select items this month and in January 2027 to help offset higher costs. We believe these efforts, combined with the continued strength of our online channel, new chain account wins, and the opening of our new Florida distribution center expected in November 2026, position us well to accelerate revenue growth and improve operating performance in the quarters ahead,” Yu added.

Third Quarter 2026 Financial Results

Net sales for the 2026 third quarter increased 8.2 percent to $134.7 million, from $124.5 million in the prior-year quarter. The increase was primarily driven by $10.7 million in volume growth and product mix, as well as a $0.4 million favorable year-over-year pricing comparison, partially offset by a decrease of $0.8 million in shipping and logistics revenue.

Cost of goods sold for the 2026 third quarter increased 9.8 percent to $89.6 million, from $81.6 million in the prior-year quarter. The increase was primarily driven by a $7.2 million increase in product costs due to higher sales volume and resin prices, coupled with higher import costs. Ocean freight costs rose $2.4 million, mainly reflecting an 11.7 percent increase in the number of containers imported and a 17.0 percent increase in the average container rate compared with the prior-year quarter, while duty and tariff costs decreased $1.1 million compared with the prior-year quarter.

Gross profit for the 2026 third quarter increased 5.2 percent to $45.1 million, from $42.9 million in the prior-year quarter. Gross margin was 33.5 percent in the 2026 third quarter, compared with 34.5 percent in the prior-year quarter. The decline was primarily driven by higher product costs, which increased to 50.6 percent of net sales from 48.9 percent in the prior-year quarter, partially offset by a decrease in depreciation expense as a percentage of net sales from 1.3 percent in the prior-year quarter to 1.0 percent.

Operating expenses for the 2026 third quarter increased 17.2 percent to $40.3 million, from $34.3 million in the prior-year quarter. The increase was primarily driven by $2.8 million in higher shipping and transportation costs due to increased online shipping costs of $2.2 million resulting from online sales growth and elevated shipping costs, $0.9 million higher online platform fees, and $0.7 million higher online marketing expenses. Other increases included a $0.9 million increase in salaries and benefits, a $0.4 million increase in warehouse expense, and a $0.4 million increase in stock-based compensation expense.

Other income, net, for the 2026 third quarter was $1.0 million, compared with $1.3 million in the prior-year quarter. The decrease was primarily due to a $0.5 million decline in gains on foreign currency transactions.

Net income for the 2026 third quarter was $4.7 million, compared with $7.6 million in the prior-year quarter. Net income margin was 3.5 percent in the 2026 third quarter, compared with 6.1 percent in the prior-year quarter.

Net income attributable to Karat Packaging for the 2026 third quarter was $4.4 million, or $0.22 per diluted share, compared with $7.3 million, or $0.36 per diluted share, in the prior-year quarter.

Adjusted EBITDA, a non-GAAP measure defined below, was $8.9 million for the 2026 third quarter, compared with $13.1 million for the prior-year quarter. Adjusted EBITDA margin, a non-GAAP measure defined below, was 6.6 percent of net sales for the 2026 third quarter, compared with 10.5 percent for the prior-year quarter.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $0.24 per share for the 2026 third quarter, compared with $0.37 per share for the prior-year quarter.

Nine-Month 2026 Financial Results

Net sales for the first nine months of 2026 increased 10.2 percent to $388.0 million, from $352.1 million in the same period of 2025. The increase was primarily due to an increase of $36.5 million in volume and changes in product mix, as well as a $2.2 million favorable year-over-year pricing comparison, partially offset by a decrease of $2.8 million in shipping and logistics revenue.

Cost of goods sold for the first nine months of 2026 was $224.2 million, compared with $219.3 million in the same period of 2025. The increase was mainly due to increased product costs of $19.3 million driven by higher sales volume and resin prices, and an increase of $12.0 million in import costs, including duty, tariffs and ocean freight, primarily as a result of an increase in the number of imported containers and a higher average container rate. These increases were partially offset by a decrease of $0.7 million in logistics costs compared with the same period of 2025 and IEEPA tariff refunds of $25.8 million recognized during the nine months ended September 30, 2026.

Gross profit for the first nine months of 2026 increased 23.4 percent to $163.8 million, compared with $132.8 million in the same period of 2025. Gross margin was 42.2 percent for the first nine months of 2026, including a 660-basis-point benefit from the IEEPA tariff refunds, compared with 37.7 percent in the same period of 2025. This benefit was partially offset by higher product costs and import costs as a percentage of net sales. Product costs increased to 49.4 percent for the first nine months of 2026 from 49.0 percent, and import costs increased to 13.0 percent from 11.0 percent, compared with the same period of 2025.

Operating expenses for the first nine months of 2026 increased 13.1 percent to $112.9 million, from $99.8 million in the same period of 2025. The increase was primarily driven by a $5.5 million increase in shipping and transportation costs due to higher shipping volume and increased shipping rates, as well as higher salaries and benefits, warehouse expense, online marketing expenses, online platform fees and stock-based compensation expense. Additionally, a net loss of less than $0.1 million was recognized on disposal of property and equipment during the nine months ended September 30, 2026, compared with a $0.7 million gain in the same period of 2025.

Other income, net, for the first nine months of 2026 was $3.3 million, compared with $0.4 million in the same period of 2025. The increase was mainly driven by a gain on foreign currency transactions of $0.3 million, compared with a loss of $1.9 million during the same period of 2025. In addition, interest income increased $0.3 million due to $0.9 million interest income related to IEEPA tariff refunds recognized in the nine months ended September 30, 2026, partially offset by a decrease of $0.6 million in interest income from investment in certificates of deposit, compared with the same period of 2025.

Net income increased to $41.5 million for the first nine months of 2026, compared with $25.5 million in the same period of 2025. The increase included a contribution of $20.2 million from the IEEPA tariff refunds. Net income margin was 10.7 percent in the first nine months of 2026, compared with 7.2 percent in the same period of 2025.

Net income attributable to Karat Packaging was $40.5 million, or $2.01 per diluted share in the first nine months of 2026, compared with $24.7 million, or $1.22 per diluted share, in the same period of 2025.

Adjusted EBITDA, a non-GAAP measure defined below, was $63.0 million in the first nine months of 2026, including a contribution of $25.8 million from the IEEPA tariff refunds, compared with $42.7 million in the same period of 2025. Adjusted EBITDA margin, a non-GAAP measure defined below, was 16.2 percent in the first nine months of 2026, including a contribution of 660 basis points from the IEEPA tariff refunds, compared with 12.1 percent in the same period of 2025.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $2.07 per share in the first nine months of 2026, including a contribution of $1.00 per share from the IEEPA tariff refunds, compared with $1.27 per share in the same period of 2025.

Dividend

On November 3, 2026, Karat Packaging’s Board of Directors approved a regular quarterly dividend of $0.47 per share on the Company’s common stock, payable on or about November 27, 2026, to stockholders of record as of November 19, 2026.

Share Repurchase Program

During the third quarter of 2026, the Company did not repurchase any of its common stock under its previously announced Share Repurchase Program. During the first nine months of 2026, the Company repurchased $2.0 million of its common stock under its previously announced Share Repurchase Program. As of September 30, 2026, approximately $10.0 million remained available for future repurchases under the program.

Investor Conference Call

The Company will host an investor conference call today, November 5, 2026, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its 2026 third quarter results.

Phone: (800) 715-9871 (domestic); (646) 307-1963 (international)
Conference ID: Karat Packaging Inc.
Webcast: Accessible at https://irkarat.com/events-presentations/; archive available for approximately one year

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The Company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the Company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements, including, but not limited to, achieving our financial guidance, are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K and any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after the date of this release, except as required by law.

# # #

Investor Relations and Media Contacts:

PondelWilkinson Inc.
Judy Lin or Roger Pondel
310-279-5980
ir@karatpackaging.com

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales	$134,742	$124,516	$387,991	$352,126
Cost of goods sold	89,611	81,598	224,174	219,339
Gross profit	45,131	42,918	163,817	132,787
Operating expenses
Selling expenses	18,001	13,798	48,481	41,925
General and administrative expenses (including $670 and $724 associated with variable interest entity for the three months ended September 30, 2026 and 2025, respectively; $1,986 and $2,186 associated with variable interest entity for the nine months ended September 30, 2026 and 2025, respectively)	22,310	20,950	64,390	58,622
(Gain) loss, net, on disposal of property and equipment	(52)	(403)	8	(703)
Total operating expenses	40,259	34,345	112,879	99,844
Operating income	4,872	8,573	50,938	32,943
Other income (expenses)
Rental income (including $364 and $370 associated with variable interest entity for the three months ended September 30, 2026 and 2025, respectively; $1,083 and $1,177 associated with variable interest entity for the nine months ended September 30, 2026 and 2025, respectively)	718	710	2,132	2,241
Other income, net (including $0 associated with variable interest entity for both the three months ended September 30, 2026 and 2025; $76 and $0 associated with variable interest entity for the nine months ended September 30, 2026 and 2025, respectively)	7	67	151	29
Gain (loss) on foreign currency transactions	156	681	327	(1,947)
Interest income (including $3 and $120 associated with variable interest entity for the three months ended September 30, 2026 and 2025, respectively; $8 and $431 associated with variable interest entity for the nine months ended September 30, 2026 and 2025, respectively)	518	415	1,965	1,657
Interest expense (including ($374) and ($505) associated with variable interest entity for the three months ended September 30, 2026 and 2025, respectively; ($1,135) and ($1,514) associated with variable interest entity for the nine months ended September 30, 2026 and 2025, respectively)	(420)	(539)	(1,254)	(1,569)
Total other income, net	979	1,334	3,321	411
Income before provision for income taxes	5,851	9,907	54,259	33,354
Provision for income taxes	1,125	2,304	12,743	7,884
Net income	4,726	7,603	41,516	25,470
Net income attributable to noncontrolling interest	331	278	1,049	802
Net income attributable to Karat Packaging Inc.	$4,395	$7,325	$40,467	$24,668
Basic and diluted earnings per share:
Basic	$0.22	$0.36	$2.03	$1.23
Diluted	$0.22	$0.36	$2.01	$1.22
Weighted average common shares outstanding, basic	19,958,578	20,091,476	19,956,814	20,062,277
Weighted average common shares outstanding, diluted	20,198,857	20,201,285	20,126,446	20,197,218

KARAT PACKAGING INC. AND SUBSIDIARIES
NET SALES BY CATEGORY (UNAUDITED)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Chains and distributors	$103,289	$99,394	$302,107	$277,229
Online	26,898	19,540	72,240	58,215
Retail	4,555	5,582	13,644	16,682
	$134,742	$124,516	$387,991	$352,126

KARAT PACKAGING INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET AND CASH FLOW INFORMATION
(In thousands)

Selected Balance Sheet Information:	September 30, 2026	December 31, 2025
	(Unaudited)
Cash and cash equivalents	$33,444	$37,880
Short-term investments	$10,000	$—
Accounts receivable, net of allowance for bad debt	$44,910	$36,402
Inventories	$96,792	$81,682
Total assets	$306,431	$287,686
Accounts payable	$45,012	$26,323
Total current liabilities	$104,894	$70,220
Total liabilities	$135,038	$130,816
Total stockholders’ equity	$171,393	$156,870

Selected Cash Flow Information:	Nine Months Ended September 30,
	2026	2025
	(Unaudited)	(Unaudited)
Net cash provided by operating activities (1)	$50,025	$18,458
Net cash (used in) provided by investing activities	$(13,045)	$5,447
Dividends paid to shareholders	$(27,348)	$(27,091)
Net cash used in financing activities	$(41,416)	$(31,467)
(1) Net cash provided by operating activities included cash receipts related to the IEEPA tariff refunds of $25.2 million during the nine months ended September 30, 2026.

KARAT PACKAGING INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(In thousands, except percentages and per share amounts)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin:	Three Months Ended September 30,
	2026		2025
	Amounts	% of Net Sales	Amounts	% of Net Sales
Net income	$4,726	3.5%	$7,603	6.1%
Add (deduct):
Interest income	(518)	(0.4)	(415)	(0.3)
Interest expense	420	0.3	539	0.4
Provision for income taxes	1,125	0.8	2,304	1.9
Depreciation and amortization	2,535	1.9	2,766	2.2
Stock-based compensation expense	655	0.5	253	0.2
Adjusted EBITDA	$8,943	6.6%	$13,050	10.5%

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin:	Nine Months Ended September 30,
	2026		2025
	Amounts	% of Net Sales	Amounts	% of Net Sales
Net income	$41,516	10.7%	$25,470	7.2%
Add (deduct):
Interest income	(1,965)	(0.5)	(1,657)	(0.5)
Interest expense	1,254	0.3	1,569	0.4
Provision for income taxes	12,743	3.3	7,884	2.2
Depreciation and amortization	8,003	2.1	8,132	2.4
Stock-based compensation expense	1,493	0.3	1,044	0.3
Secondary offering transaction costs (2)	—	—	214	0.1
Adjusted EBITDA	$63,044	16.2%	$42,656	12.1%
(2) Secondary offering transaction costs represent legal and professional fees incurred in connection with the completion of the secondary offering by certain executive officers and stockholders of the Company, which were directly related to the offering and were incremental to our normal operating expenses.

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended September 30, 2026
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income	$4,310	$389	$27	$4,726
Add (deduct):
Interest income	(515)	(3)	—	(518)
Interest expense	46	374	—	420
Provision for income taxes	1,125	—	—	1,125
Depreciation and amortization	2,232	303	—	2,535
Stock-based compensation expense	655	—	—	655
Adjusted EBITDA	$7,853	$1,063	$27	$8,943

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended September 30, 2025
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$7,320	$327	$(44)	$7,603
Add (deduct):
Interest income	(295)	(120)	—	(415)
Interest expense	33	506	—	539
Provision for income taxes	2,304	—	—	2,304
Depreciation and amortization	2,463	303	—	2,766
Stock-based compensation expense	253	—	—	253
Adjusted EBITDA	$12,078	$1,016	$(44)	$13,050

Reconciliation of Adjusted EBITDA by Entity:	Nine Months Ended September 30, 2026
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$40,453	$1,235	$(172)	$41,516
Add (deduct):
Interest income	(1,957)	(8)	—	(1,965)
Interest expense	119	1,135	—	1,254
Provision for income taxes	12,743	—	—	12,743
Depreciation and amortization	7,094	909	—	8,003
Stock-based compensation expense	1,493	—	—	1,493
Adjusted EBITDA	$59,945	$3,271	$(172)	$63,044

Reconciliation of Adjusted EBITDA by Entity:	Nine Months Ended September 30, 2025
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$24,661	$944	$(135)	$25,470
Add (deduct):
Interest income	(1,226)	(431)	—	(1,657)
Interest expense	55	1,514	—	1,569
Provision for income taxes	7,884	—	—	7,884
Depreciation and amortization	7,222	910	—	8,132
Stock-based compensation expense	1,044	—	—	1,044
Secondary offering transaction costs (2)	214	—	—	214
Adjusted EBITDA	$39,854	$2,937	$(135)	$42,656

Reconciliation of Adjusted Diluted Earnings Per Common Share:	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Diluted earnings per common share	$0.22	$0.36	$2.01	$1.22
Add (deduct):
Stock-based compensation expense	0.03	0.01	0.07	0.05
Secondary offering transaction costs (2)	—	—	—	0.01
Tax impact	(0.01)	—	(0.01)	(0.01)
Adjusted diluted earnings per common share	$0.24	$0.37	$2.07	$1.27

(2) Secondary offering transaction costs represent legal and professional fees incurred in connection with the completion of the secondary offering by certain executive officers and stockholders of the Company, which were directly related to the offering and were incremental to our normal operating expenses.

Reconciliation of Free Cash Flow:	Nine Months Ended September 30,
	2026	2025
Net cash provided by operating activities (3)	$50,025	$18,458
Deduct:
Purchases of property and equipment	(678)	(520)
Deposits paid for property and equipment	(2,129)	(3,244)
Free Cash Flow	$47,218	$14,694
(3) Net cash provided by operating activities included cash receipts related to the IEEPA tariff refunds of $25.2 million during the nine months ended September 30, 2026.
Use of Non-GAAP Financial Measures

Karat Packaging utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Adjusted EBITDA is a financial measure calculated as net income excluding (i) interest income, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation expense, and (vi) secondary offering transaction costs.
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.
•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation and secondary offering transaction costs, and adjusted for the related tax effects of these adjustments.
•Free Cash Flow is calculated as cash from operating activities less cash used in (i) purchases of property and equipment, and (ii) deposits paid for property and equipment.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of Karat Packaging, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of Karat Packaging and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our financial performance or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

With respect to our financial targets for the 2026 fourth quarter and 2026 full year adjusted EBITDA margin, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.